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                                                                       EXHIBIT 5

                                                                 Effective Date:
                                                                 30 August, 1999



ACE Limited
The ACE Building
30 Woodbourne Avenue
Hamilton IIM 08
Bermuda.


Dear Sirs,

Re: ACE Limited (the "Company") - Form S-4 Registration Statement Agreement and Plan of Merger

You have asked us to render this opinion in our capacity as your counsel as to Cayman Islands law in connection with the registration pursuant to a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as Amended (the "Act") of up to 19,214,471 ordinary shares of $.041666667 each (the "Ordinary Shares") in the Company to be issued in connection with the merger of CapRe Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company, with and into Capital Re Corporation, a Delaware corporation, pursuant to the Agreement and Plan of Merger dated as of 10th June, 1999 (the "Merger Agreement") between the Company, CapRe Acquisition Corp. and Capital Re Corporation, approved by a Board resolution dated June 2, 1999.

We have reviewed the Company's Memorandum and Articles of Association (as amended) and copies of the Registration Statement and the Merger Agreement. We have relied in giving this opinion on certifications from the Company's Officers.

We assume that all subscription monies due in respect of shares issued by the Company have been or will be duly received by the Company. We further assume that all Ordinary Shares to be newly issued in accordance with the Merger Agreement have been reserved for issuance and that there are no intervening changes in the Merger Agreement, the Company's Memorandum and Articles of Association, the laws of the cayman Islands or any other relevant matter.

We have also assumed without independent verification the genuineness of all signatures, authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us by telefax or as copies or conformed copies.

On the basis of the foregoing, we would advise as follows:

1. The Company's authorised capital includes 100,000,000 Ordinary Shares of US$0.041666667 each and 10,000,000 "Other Shares" of US$1.00 each.
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To: ACE Limited                                                  30 August, 1999
- Opinion -                                                               Page 2
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2.   The Company has sufficient authorised share capital to issue the Ordinary
     Shares and the issue thereof is within the power of the Company's Board of Directors. The Ordinary Shares to be issued in accordance with the Merger Agreement have been duly authorised and when issued and registered in the Company's Share Register in accordance with the terms of the Merger Agreement will be legally and validly issued.

3. On the basis that the contractual subscription price (being not less than the par value) of the Ordinary Shares is fully paid in cash or other consideration approval by the Board of Directors or a duly established Committee thereof, such Ordinary shares issued or to be issued may properly be credited as fully paid under Cayman Islands law.

4. Fully paid shares are not subject to further calls or assessments by the Company.

5. The Company has been incorporated as an exempted company under the Companies Law of the Cayman Islands and the liability of its shareholders is limited to the amount, if any, unpaid on their shares (see Clause 5 of the Memorandum of Association). On the basis that all such shares are fully paid, there is no rule of Cayman Islands law that would impose any further liability on persons holding shares in the Company, merely by reason of such shareholding.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Yours faithfully,


                              /s/ Maples and Calder
                              -------------------------------
                              Maples and Calder